UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2010 (March 16, 2010)

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Amended and Restated Credit Facility. On March 16, 2010, we entered into the Third Amended and Restated Credit Agreement among Bill Barrett Corporation, as the borrower, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, Bank of America, N.A. and Deutsche Bank Securities Inc., as syndication agents, Bank of Montreal and Wells Fargo Bank, N.A., as documentation agents, and each of the other lenders party thereto. The credit facility has commitments of $700 million, which may be increased up to a maximum of $1.0 billion and has an initial borrowing base of $800 million. Future borrowing bases will be computed based on our proved natural gas and oil reserves, our hedging positions, and our incurrence of additional debt (as permitted under the credit facility). The credit facility matures on April 1, 2014.

Interest on borrowings under the credit facility accrues at either a Eurodollar rate or an alternate base rate. The Eurodollar rate is calculated at the adjusted London Interbank Offered Rate, plus an applicable margin that varies from 2.00% (for periods in which we have utilized less than 25% of the borrowing base) to 3.00% (for periods in which we have utilized at least 90% of the borrowing base). The alternate base rate is equal to the sum of (i) the greatest of (a) the prime rate publicly announced by JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus 0.50% and (c) the adjusted London Interbank Offered Rate for a one month interest period on such day plus 1.00% and (ii) an applicable margin that varies from 1.00% (for periods in which we have utilized less than 25% of the borrowing base) to 2.00% (for periods in which we have utilized at least 90% of the borrowing base).

We pay a commitment fee of 0.50% per annum of the unused commitment of each lender. The credit facility is secured by natural gas and oil properties representing at least 80% of the value of our proved reserves, the pledge of all of the stock of our subsidiaries and a pledge of personal property of the borrower. As of March 16, 2010, we had no amounts outstanding under the credit facility. The credit facility contains certain financial covenants. We have complied with all financial covenants for all periods.

The credit facility contains customary affirmative and negative covenants and events of default. Subject to certain exceptions, we are subject to restrictions on incurring additional indebtedness, limitations on investments and limitations on certain payments, including dividends and distributions in respect of capital stock. Upon an event of default, the lenders may be entitled to accelerate the amounts due under the credit facility. The credit facility also contains mandatory prepayment provisions associated with specified asset sales and dispositions.

The foregoing summary is qualified in its entirety by reference to the Third Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above hereby is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Third Amended and Restated Credit Agreement, dated as of March 16, 2010, among Bill Barrett Corporation and the banks named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2010	BILL BARRETT CORPORATION

	By:	/S/ FRANCIS B. BARRON
Francis B. Barron
Executive Vice President—General Counsel; and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Third Amended and Restated Credit Agreement, dated as of March 16, 2010, among Bill Barrett Corporation and the banks named therein.

3